Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AMETEK, INC.

AMETEK, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors and stockholders of the Company have approved the amendment of the Company’s Amended and Restated Certificate of Incorporation, as follows:

Article Fourth of the Amended and Restated Certificate of Incorporation of the Company shall be amended and restated to read as follows:

“FOURTH.  Section 1.  Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock.  The total number of shares of capital stock that the Company is authorized to issue is 805,000,000 shares, consisting of 800,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share.”

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said AMETEK, Inc., has caused this Certificate of Amendment to be signed by Frank S. Hermance, its Chairman of the Board and Chief Executive Officer, and attested by Kathryn E. Sena, its Corporate Secretary, this 8th day of May, 2013.

Signed and attested to this 8th day of May, 2013.

By:	/s/ Frank S. Hermance

Frank S. Hermance
Chairman of the Board and
Chief Executive Officer

Attest:

By:  /s/ Kathryn E. Sena
       Kathryn E. Sena
       Corporate Secretary